Exhibit 99.1



                                          Contact:  Mike Brown
                                                  360-448-4255



             CONSOLIDATED FREIGHTWAYS CORPORATION
               RECEIVES NOTIFICATION FROM NASDAQ
              OF ADDITIONAL LISTING DEFICIENCIES



     VANCOUVER, Wash., September 12, 2002 - Consolidated Freightways Corporation (NASDAQ: CFWEQ) said today that it has been advised by the Nasdaq Listing Qualifications Department that, based on its balance sheet reported in the Form 10-Q for the period ended June 30, 2002, the company fails to comply with the net tangible assets and stockholders equity requirements for continued listing on The Nasdaq Stock Market. The listings department indicated that this issue, as well as the company's recent bankruptcy filing, would be considered at the company's delisting hearing on September 20, 2002. The hearing was initially scheduled in connection with the company's failure to timely file its Form 10-Q for the period ended June 30, 2002, which has since been filed.
     The company anticipates that after Nasdaq concludes its review, it will determine that the company has not adequately addressed these issues and the company's securities will be delisted.
     The company said it does not anticipate creditor claims to be fully satisfied under its Chapter 11 proceedings, and that the company's stockholders will likely receive no value for their common stock.
     On September 4, 2002, the company's trading symbol was amended to "CFWEQ" to denote both the company's filing delinquency and the bankruptcy filing.
     Consolidated Freightways, which is headquartered in Vancouver, Wash., filed for bankruptcy protection September 3, 2002 and plans to liquidate the business in an orderly manner. Its CF AirFreight, Canadian Freightways Ltd. and Grupo Consolidated Freightways, S.A. de RL subsidiaries continue to operate as usual. Additional information about the company's Chapter 11 filings can be obtained online at www.cacb.uscourts.gov or at the company website www.cfwy.com.
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     Certain statements in this press release are forward-
looking statements that are subject to material risks and uncertainties. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements as a result of various factors that are discussed in the company's filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general economic and business conditions, the availability and cost of capital and matters relating to or in connection with the bankruptcy filing of the company and some of its subsidiaries. These risks and uncertainties also include matters arising out of the company's delay in filing with the Securities and Exchange Commission its Form 10-Q for the quarter ended June 30, 2002 and the announced delisting of the company's common stock by Nasdaq. Additional information regarding risks, uncertainties and other factors that may affect the business and financial results of the company can be found in the company's filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements in this press release or with respect to matters described herein.

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